exhibit 10(e)
PARKER-HANNIFIN CORPORATION
OFFICER ANNUAL CASH INCENTIVE PLAN
I.     Effective Date and Purposes
The Human Resources and Compensation Committee (the “HRCC”) of the Board of Directors (the “Board”) of Parker-Hannifin Corporation, an Ohio corporation (“Parker”), adopted this Parker-Hannifin Corporation Officer Annual Cash Incentive Plan (the “Plan”), effective July 1, 2022, to motivate and reward Officers and other designated participants by making a portion of their cash compensation dependent on the achievement of certain performance goals. The Plan is intended incentivize creativity, dedication and the use of good judgment in working for the overall profitability and growth of Parker.
II.    Definitions
“Administrator” means the HRCC or the committee, person or persons to which the HRCC delegates its authority and responsibilities pursuant to Section III of the Plan.
“Affiliate” means any corporation or other entity (including, but not limited to, partnerships, limited liability companies, branches and joint ventures) controlled by Parker.
“Annual Eligible Earnings” means a Participant’s base salary actually paid during the Performance Period while the individual is a Participant. Annual Eligible Earnings excludes pay that is variable in nature including, but not limited to spot bonuses, recognition awards and sales incentives. The determination of Annual Eligible Earnings will be made in each jurisdiction in a manner that complies with local law.
“Award” means an award to which a Participant may become entitled under the Plan if the performance goals for a Performance Period are satisfied.
“Award Payout” means the amount of the Award earned for a Performance Period as determined pursuant to Section V.A.
“Cash Flow” shall mean, with respect to any Performance Period, Parker’s net cash flow provided by operating activities less capital expenditures, expressed as a percentage of Parker’s net sales; provided, however, that (i) any discretionary pension contributions and effects of acquisitions will not be included, and (ii) the HRCC may include or exclude other specified items (e.g., discontinued operations, expenses for restructuring or productivity initiatives, or other extraordinary, unusual, non-recurring or special items).
“Claw-back Policy” shall mean the Parker-Hannifin Corporation Claw-back Policy as amended from time to time or any successor policy thereto.
“Code” means the Internal Revenue Code of 1986, as amended.
“Detrimental Activity” means any conduct or activity, whether or not related to the business of Parker or an Affiliate, that is determined in individual cases, by the OCE (or with respect to an individual who is an Officer, by the HRCC) to be detrimental to the interests of Parker or an Affiliate, including without limitation (i) the rendering of services to an organization, or engaging in a business, that is, in the judgment of the OCE (or with respect to an individual who is an Officer, of the HRCC) in competition with Parker; (ii) the disclosure to anyone outside of Parker, or the use for any purpose other than Parker’s business, of confidential information or material related to Parker, whether acquired by the Participant during or after employment with Parker or an Affiliate; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) a violation of Parker’s Global Code of Business Conduct or other policies.
“Disability” means the Participant has qualified to receive long-term disability benefits under the applicable disability plan of Parker or its Affiliates covering the Participant.

“ESG” means Environment, Social and Governance.
“Maximum” means the maximum performance level required to earn a maximum payout under the Plan and determined for each of the Metrics within 90 days of the commencement of a Performance Period by the Administrator.
“Metrics” means, collectively, Cash Flow, Segment Operating Income and Sales Revenue.
“Office of Chief Executive” or “OCE” means the Chief Executive Officer, Vice Chairman and President, Chief Operating Officer, and Chief Financial Officer of Parker.
“Officer” means an individual who serves as an officer of Parker within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.
“Participant” means, as to any Performance Period, an Officer or any other Team Member who is designated as a Participant pursuant to Section IV.A.
“Performance Period” means a fiscal year of Parker.
“Retirement” means the Participant’s voluntary termination of employment on or after the Participant has reached age 55 and has at least 5 years of service with Parker and its Affiliates.
“Sales Revenue” shall mean, with respect to any Performance Period, Parker’s consolidated net sales revenue as reported (disregarding any effects of currency rate changes, acquisitions and divestitures).
“Segment Operating Income” shall mean, with respect to any Performance Period, Parker’s consolidated segment operating income as reported (disregarding any effects of currency rate changes, acquisitions and divestitures).

“Target” is the target performance level required to earn a target payout under the Plan and determined for each of the Metrics within 90 days of the commencement of a Performance Period by the Administrator.

“Target Opportunity” means the percent of Annual Eligible Earnings to be paid if Target is achieved. Target Opportunity is determined for each Officer by the Administrator and for each other Participant by the OCE.
“Team Member” means any person employed by Parker or an Affiliate.
“Threshold” means the threshold performance level required to begin to earn a payout under the Plan and determined for each of the Metrics within 90 days of the commencement of a Performance Period by the Administrator.

III.    Plan Administration and Governance
A.    Plan Administration
The Administrator is responsible for the administration of the Plan. The Administrator is authorized, and has the discretion, to interpret or supply any omission to the terms of the Plan, to prescribe, amend and rescind regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate to one or more persons the authority to take any action or make any determination or exercise any authority of the Administrator under this Plan. Determinations, interpretations or other actions made or taken by the Administrator pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all Participants and their beneficiaries and all other persons who have or claim an interest herein.
B.     Governance
The terms set forth in this Plan will govern the terms of the Awards granted under the Plan globally; provided, however, that to the extent any terms of the Plan conflict with the laws of any applicable jurisdiction, the laws of such jurisdiction shall prevail.
C.     Award Payouts Subject to the U.S. Internal Revenue Code
The following additional terms will apply to any Participant who receives a payment that is subject to the Code.

•Code Section 409A. The timing of payments made pursuant to this Plan are intended to either: (i) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)); or (ii) comply with Section 409A of the Code; provided, further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture.

•Deferral of Award. The Administrator, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan. Any deferral election shall be subject to such rules and procedures as shall be determined by the Administrator in its sole discretion. Any such deferral election must be made pursuant to the terms and conditions of the Parker Executive Deferral Plan or any successor plan.
IV.    Eligibility and Participation
A.     Eligibility
For each Performance Period, eligibility to be a Participant in the Plan is limited to Officers and to any other active Team Members who are designated by the OCE.
B.    New Hires and Newly Eligible Participants
An Officer or other Team Member who is newly hired or first becomes a Participant after commencement of a Performance Period will be eligible to receive an Award based on Annual Eligible Earnings earned while a Participant during the applicable Performance Period.
V.     Determination and Timing of Payments
A.     Basis for Payout
The amount of payment for an Award for a Performance Period is based on the achievement of performance goals tied to each of the Metrics for the Performance Period. During the first 90 days of the Performance Period, the Threshold, Target, and Maximum performance levels required for the specified payouts of an Award shall be established by the Administrator and communicated to all Participants. The payout amount for an Award is not guaranteed for a Performance Period and could be zero.
The actual Award earned by Participants shall be determined based on Parker’s actual performance at the end of the Performance Period relative to the achievement of the Threshold, Target and Maximum performance levels. The resulting performance will be multiplied by the performance weights identified below:

Metrics:	Weight:
Segment Operating Income	40%
Sales Revenue	20%
Cash Flow	40%
The Award Payout earned for achievement of Threshold, Target and Maximum performance levels, each as a percentage of Target Opportunity, is provided in the table below:

Performance Level Achieved:	Payout:
Threshold	50%
Target	100%
Maximum	200%
The percentage payout shall be interpolated for performance levels achieved between Threshold and Target or between Target and Maximum. Performance for each of the Metrics shall be calculated separately.
The Award Payout may be modified by applying a multiplier of up to +/- 20% (the “Performance Multiplier”). The Performance Multiplier shall be based upon performance against Participant goals relating to ESG and other strategic imperatives. The Performance Multipliers to be applied to Award Payouts will be determined by the HRCC for the Chief Executive Officer, will be recommended by the Chief Executive Officer and approved by the HRCC for all other Officers, and will be determined by the Chief Executive Officer for all other Participants. The application of the Performance Multiplier cannot increase an Award Payout above the Plan’s maximum payout level of 200% of Target Opportunity.
B.     Payment
At the end of the Performance Period each Participant's Annual Eligible Earnings for the full Performance Period will be used to determine the full Performance Period’s Award Payout. Within 75 days after the end of the applicable Performance Period and in accordance with applicable law, the Participant will be paid the Award Payout for the Performance Period. As a condition to receiving a payment under this Plan, the Participant must be employed as a Participant on the last day of the Performance Period, except as provided in Section V.D.

C.     Participants Who Transfer Between Eligible Positions
A Participant who transfers from one eligible position under the Plan to another eligible position under the Plan will continue to be eligible for an Award Payout, but the amount of the Award Payout will be based on the Annual Eligible Earnings earned while assigned to each eligible position and the Target Opportunity applicable to each eligible position, in each case based upon procedures established by the Administrator. Participants are only to be transferred as of the first of a calendar month for Plan purposes.
D.     Participants Who Terminate
When a Participant ceases to be a Team Member or transfers to a position that is not eligible for participation in the Plan, the individual will cease to be a Participant. Except as provided in this Section V.D., no individual will be entitled to any Award Payout or any other payments under this Plan after the individual ceases to be a Participant. When a Participant terminates from the Plan as a result of (i) Parker or an Affiliate terminating the Participant’s employment due to a termination without cause (as reasonably determined by Parker or an Affiliate) or Disability, (ii) Retirement, (iii) being transferred to another position with Parker or an Affiliate that is not eligible for the participation in the Plan, or (iv) death, the former Participant (or his or her estate in the event of death) will be entitled to (1) the Award Payout for any full Performance Period completed on or prior to the date of such termination that has not yet been paid, and (2) if the termination occurs during a Performance Period, an Award Payout based upon performance for that full Performance Period and applied to Annual Eligible Earnings applicable to the time the Participant was employed as a Participant (excluding severance pay, unused vacation payout, and any other amount determined by the Administrator to be excluded) during that Performance Period. Any Award Payout under this Section V.D. will be paid within 75 days after the end of the applicable Performance Period and in accordance with applicable law.
Notwithstanding any provision of this Plan to the contrary, in the event that a Participant has entered into a Change in Control Severance Agreement with Parker (a “CIC Agreement”) and the Participant experiences a termination of employment or Disability that results in payments to the Participant under the CIC Agreement, then any amounts owed to the Participant with respect to an Award Payout for the Performance Period during which such termination of employment or Disability occurs will be determined and paid in accordance with the terms of the CIC Agreement and not pursuant to this Section V.D.
VI.    General
A.     Amendments and Termination
The HRCC may amend the Plan as it shall deem advisable from time to time. The HRCC may, in its sole discretion, terminate the Plan at any time without the consent of the Participant or any other person.
B.     Tax Withholding
Parker and the Affiliates shall have the right to withhold from the payment of any Award hereunder or require prior to the payment of any amount pursuant to an Award, payment by the Participant of any Federal, country, state, local or other taxes which may be required to be withheld or paid in connection with such Award. Neither Parker nor any Affiliate is obligated to guarantee any particular tax result for a Participant with respect to any payment provided to the Participants under the Plan, and each Participant will be responsible for any taxes imposed on the Participant with respect to any such payment.

C.     No Right of Participation or Employment
No person shall have any right to participate in the Plan. Neither the Plan nor any Award made hereunder shall confer upon any person any right to continued employment by Parker or any Affiliate or affect in any manner the right of Parker or any Affiliate of Parker to terminate the employment of any person at any time without liability hereunder.
D.     Awards are Subject to the Claw-back Policy
To the extent permitted by applicable law, all Awards granted under the Plan will be subject to reduction, forfeiture, recoupment or similar treatment in the event a Participant engages in Detrimental Activity, as determined by the OCE (or with respect to a Participant who is an Officer, by the HRCC) or in accordance with the Claw-back Policy or any other clawback or similar policy or provisions that may be implemented by Parker from time to time, including such policies or provisions that may be implemented after the date an Award is granted, including pursuant to the listing standards of any national securities exchange or association on which Parker’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, or other agreement or arrangement with a Participant.
E.     Governing Law
The Plan and each Award granted pursuant to the Plan, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Ohio and construed in accordance therewith without giving effect to principles of conflicts of laws.
F.     Other Plans
Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of Parker or any of its Affiliates, unless either (a) such other plan provides that payments made pursuant to the Plan are to be considered as compensation thereunder or (b) the OCE (or with respect to an individual who is an Officer, the HRCC) so determines in writing. The adoption of the Plan shall not be construed as limiting the power of Parker or the OCE to adopt such other incentive arrangements as it may otherwise deem appropriate.
G.     Binding Effect
The Plan shall be binding upon Parker and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If Parker becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of Parker or its successors in interest, unless the Plan is amended or terminated pursuant to Section VI.A.
H.     Unfunded Arrangement
The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of Parker for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of Parker or any of its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of Parker with respect to any rights under the Plan.

I.     Severability
If any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.
J.     Waiver
The waiver by Parker of any breach of any provision of the Plan by a Participant shall not operate or be construed as a waiver of any subsequent breach.
K.     Captions
The captions of the sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

EXECUTED at Cleveland, Ohio this 17th day of August, 2022.

PARKER-HANNIFIN CORPORATION
By: /s/ Todd M. Leombruno

Title: Executive Vice President and Chief Financial Officer
By: /s/ Mark J. Hart
Title: Executive Vice President-Human Resources and External Affairs